Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CAMPBELL SOUP COMPANY

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1.The name of the corporation is: Campbell Soup Company.

2.The business identification number of the corporation is 2589601000.

3.The following amendment to the Restated Certificate of Incorporation of the corporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 19th day of November 2024. Article FIRST of the Restated Certificate of Incorporation was amended to read as follows:

“FIRST. The name of the corporation is: The Campbell’s Company”

4.The number of shares outstanding at the time of the adoption of the amendment was: 298,109,244. The total number of shares entitled to vote thereon was 297,615,916.

5.The number of shares voting for and against such amendment is as follows:

Number of Shares Voting FOR Amendment: 272,575,846
Number of Shares Voting AGAINST Amendment: 828,091

6.The effective date of this amendment to the Restated Certificate of Incorporation shall be the 19th day of November 2024.

Dated this 19th day of November 2024.

CAMPBELL SOUP COMPANY

By: /s/ Charles A. Brawley, III
Charles A. Brawley, III
Executive Vice President, General
Counsel and Corporate Secretary